Exhibit 99.1

GREENKRAFT, INC.

Financial Statements
Years Ended December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Greenkraft, Inc.
Santa Ana, California

We have audited the accompanying balance sheets of Greenkraft, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.   These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011 and the related results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

December 10, 2013

Greenkraft, Inc.
Balance Sheets

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$832,430	$1,408,371
Inventories	373,540	45,074
Deposits on inventory	1,005,679	40,000
Total current assets	2,211,649	1,493,445
Other assets	7,150	-
Total assets	$2,218,799	$1,493,445
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137,843	$41,344
Accrued liabilities	406,000	395,000
Deferred income	584,955	149,955
Line of credit	271,024	-
Related party debt	2,009,950	1,329,150
Total current liabilities	3,409,772	1,915,449
Equity:
Stockholders’ equity:
Common stock, 500,000,000 shares authorized, 100,000,000 issued and outstanding	-	-
Additional paid-in capital	740,972	599,384
Accumulated Deficit	(1,931,945)	(1,021,388)
Total stockholders’ equity	(1,190,973)	(422,004)
Total liabilities and stockholders' equity	$2,218,799	$1,493,445

The accompanying notes are an intergral part of these financial statements.

Greenkraft, Inc.
Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2012	2011
Revenue	$236,011	$26,333

Costs and expenses:
Cost of revenue	140,838	-
Research and development	322,938	176,315
Selling, general and administrative	662,438	577,285
Total costs and expenses	1,126,214	753,600
Operating loss	(890,203)	(727,267)
Interest expense, net	(24,037)	-
Interest income	3,684	892
Net loss	$(910,556)	$(726,375)

The accompanying notes are an intergral part of these financial statements.

Greenkraft, Inc.
Statement of Stockholders' Equity
Years Ended December 31, 2011 and 2012

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances, December 31, 2010	100,000,000	$-	$215,684	$(295,013)	$(79,329)

Contributed payroll	-	-	96,378	-	96,378

Contributed officer salary	-	-	52,000	-	52,000

Contributed research and development	-	-	232,922	-	232,922

Contributed rent	-	-	2,400	-	2,400

Net loss	-	-	-	(726,375)	(726,375)

Balances, December 31, 2011	100,000,000	-	599,384	(1,021,388)	(422,004)

Contributed payroll	-	-	121,324	-	121,324

Contributed officer salary	-	-	52,000	-	52,000

Contributed research and development	-	-	234,973	-	234,973

Contributed rent	-	-	2,400	-	2,400

Distributions to owner	-	-	(269,109)	-	(269,109)

Net Loss	-	-	-	(910,556)	(910,556)

Balances, December 31, 2012	100,000,000	$-	$740,972	$(1,931,945)	$(1,190,973)

The accompanying notes are an intergral part of these financial statements.

Greenkraft, Inc.
Statements of Cash Flows

	Year Ended December 31,	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(910,557)	$(726,375)
Adjustments to net loss to reconcile net loss to net cash used in operating activities:
Contributed payroll	121,324	96,378
Contributed rent	2,400	2,400
Contributed research and development	234,973	232,922
Contributed officer salary	52,000	52,000
Changes in operating assets and liabilities:
Inventory	(328,466)	(85,074)
Deposits on inventory	(965,679)	(40,000)
Other assets	(7,150)	26,336
Accounts payable	96,499	25,372
Accrued liabilities	435,000	395,000
Deferred income	11,000	125,007
Net cash used in operating activities	(1,258,656)	103,966

Cash flows from financing activities:
Borrowings under lines of credit	21,024	-
Borrowing on related party debt	680,800	1,010,000
Distributions to owner	(19,109)	-
Net cash provided by financing activities	682,715	1,010,000
Net change in cash	(575,941)	1,113,966
Cash at beginning of period	1,408,371	254,405
Cash at end of period	$832,430	$1,368,371

Supplemental cash flow information:
Cash paid for interest	$24,037	$-
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Distribution of bank line of credit proceeds to owner	$250,000	$-

The accompanying notes are an intergral part of these financial statements.

GREENKRAFT, INC.
NOTES TO FINANCIAL STATEMENTS
(audited)

NOTE 1 – DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business.  Greenkraft Inc. was incorporated in California on October 31, 2008, Greenkraft designs, develops,  and manufactures compressed natural gas (CNG) and Liquid Propane Gas (LPG) forward cabin trucks, alternative fuel systems and alternative fuel engines.

Since inception, Greenkraft has primarily been involved in manufacturing and supplying CNG and LPG forward cabin trucks heavy duty over 14,000 LBS GVWR and alternative fuel systems for heavy duty engines for over 14,000 LBS GVWR. We also design, engineer and manufacture alternative fuel engines primarily for use in the transportation industries.

Our products and services are designed to offer our customers a clean and cost-effective alternative to gasoline and diesel powered vehicles, which, in turn, enables our customers to benefit from significantly lower fuel prices, contribute to a cleaner environment, meet average fuel economy mandates, and help our country reduce its dependence on foreign oil.

The current market for CNG and LPG and other alternative fuel systems is the emerging world market for alternative fuel, commercial, fleet, industrial and military vehicles. We sell our products and services direct to dealers, vehicle level original equipment manufacturers (OEM), system integrators for OEM level applications and through aftermarket integrators.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Actual results could differ from those estimates.

Revenue recognition - Greenkraft recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped or delivered to the customer.  Cash payments received prior to delivery of products are deferred until the products are delivered.

Cash and cash equivalents – Cash equivalents are highly liquid investments with an original maturity of three months or less.

Inventories – Inventories are stated at the lower of cost of market using the first-in, first-out (FIFO) cost method of accounting.   Inventories consist of raw materials purchased for the purpose of expected truck engine conversions.

Research and development – Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred. During the years ended December 31, 2012 and 2011, $322,938 and $176,315, respectively, were expensed as research and development costs.

Income taxes - Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Recently issued accounting pronouncements – We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

NOTE 2 – RELATED PARTY TRANSACTIONS

First Standard Real Estate, LLC is the owner of 2530 S. Birch Street, Santa Ana, CA 92707 where Greenkraft uses office space.  Our CEO is a member of First Standard Real Estate.  Since 2008 Greenkraft has used office space from First Standard Real Estate as its headquarters on a rent free basis.  Greenkraft records contributed rent of $2,400 per year related to this space.

The Defiance Company LLC paid $700,800 for the purchase of inventory during fiscal 2012.  The Defiance Company, LLC is owned by our CEO.   This amount was recorded as a related party debt to the Defiance Company LLC as of December 31, 2012.  The amount is due on demand, unsecured and does not bear interest.

CEE, LLC performed testing for Greenkraft for engine certifications and also shares employees with Greenkraft.  Our CEO is a member of CEE, LLC.  For the years ended December 31, 2012 and 2011, Greenkraft recognized $234,973 and $233,922 of contributed research and development expense related to the engine certifications and $121,324 and $96,378 of contributed payroll expense related to the shared employees.  Additionally, CEE, LLC borrowed $250,000 from Greenkraft’s bank line of credit during fiscal 2012.  See Note 3.

In 2011, First Industrial properties, LLC loaned $1,000,000 to Greenkraft to pay for inventory.  Our CEO is a member of First Industrial Properties, LLC.  The amount is due on demand, unsecured and does not bear interest.

As of December 31, 2012 and 2011, including loans mentioned above, Greenkraft owed a total of $2,009,950 and $1,329,150 to our owner and his related entities.  In addition to the activity above, the Company received a $10,000 advance in fiscal 2011 and repaid $20,000 in fiscal 2012.   All amounts are due on demand, unsecured and do not bear interest.

Our CEO does not charge us a salary and therefore we have recognized $52,000 for the years ended December 31, 2012 and 2011 of contributed salary expense.

NOTE 3 – LINE OF CREDIT

In March 2012, Greenkraft entered into an agreement with Pacific Premier Bank for a $3,500,000 line of credit.  The line of credit was due on April 10, 2013and bears interest at the prime rate plus 1%.  The line of credit is secured by certain real property owned by the majority shareholder and inventory.

During fiscal 2012, $250,000 was transferred under this line of credit to CEE, LLC, a related entity.  See Note 2.

NOTE 4 - INCOME TAXES

Greenkraft uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2012 and 2011, we incurred net losses and therefore, had no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $912,000 and $60,000 at December 31, 2012 and 2011, and will expire beginning in the year 2031.

Deferred tax assets due to net operating losses were approximately $310,000 and $20,000 as of December 31, 2012 and 2011 and were fully reserved.

NOTE 5 – SUBSEQUENT EVENTS

In 2013, Greenkraft drew $765,000 on its line of credit described in Note 3.  On July 15, 2013 the maturity date of the facility was extended to December 10, 2013 and the maximum amount available under such facility was reduced to $2 million.

In May 2013, Greenkraft, Inc. acquired a majority share of Sunrise Global, Inc. for $125,000 in a private transaction.  Sunrise Global, Inc. is a development stage company with nominal assets and liabilities and no revenues to date.  As a result, the entire purchase price was allocated to goodwill and immediately impaired due to Sunrise Global, Inc. having no operations or expected future cash flows.